EXHIBIT 10.6

PLEDGE AGREEMENT

This PLEDGE AGREEMENT dated as of May 1, 2009 (this “Agreement”), is made by ADEPT TECHNOLOGY, INC., a Delaware corporation (“Pledgor”) in favor of SILICON VALLEY BANK (together with its successors, in such capacity, the “Bank”) pursuant to the Loan and Security Agreement, dated as of May 1, 2009 (as amended, restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Loan Agreement”), by and between Borrower and Bank. All capitalized terms not otherwise defined herein have the meaning given them in the Loan Agreement. Unless otherwise defined herein or in the Loan Agreement, terms defined in Article 9 of the UCC are used herein as defined in Article 9 of the UCC.

RECITALS

A.	Pledgor is the owner of the partnership, membership or other equity interests (however called) and shares of stock described on Schedule I hereto (the portion of such interests and shares comprising the “Equity Percentage Pledged” on such schedule, as amended from time to time pursuant to Section 1.4, the “Pledged Interests”) and issued by the companies named therein (each, a “Company”).

B.	Pledgor derives substantial direct and indirect benefit from the extensions of credit to Borrower under the Loan Agreement; and

C.	It is a condition precedent to the initial extension of credit by Bank under the Loan Agreement that the Pledgor shall have executed and delivered this Agreement to Bank.

AGREEMENT

NOW, THEREFORE, Pledgor hereby agrees:

ARTICLE I

THE PLEDGE

1.1	Pledge. Pledgor hereby pledges and grants to the Bank a security interest in all of Pledgor’s right, title and interest in, to and under each of the following, whether now or hereafter existing or acquired (the “Pledged Collateral”):

(a)	the Pledged Interests and the certificates representing the Pledged Interests, and all dividends, cash, instruments, investment property, and other property from time to time received, receivable or otherwise distributed in respect of, in conversion of or in exchange for any or all of the Pledged Interests;

(b)	all additional partnership, membership or other equity interests (however called) and shares of stock of any issuer of the Pledged Interests, and the certificates representing such additional interests and shares, and all dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interest and shares;

(c)	such cash, bank accounts, certificates of deposit, investment property, and instruments as may be pledged from time to time by Pledgor hereunder, together with any investments in which any such cash may be invested from time to time;

(d)	all rights to convert, redeem or exchange the Pledged Collateral, all rights to request or cause the issuer thereof to register any or all of the Pledged Collateral under federal and state securities laws to the maximum extent possible under any agreement for such registration rights, and all put rights, tag-along rights or other rights pertaining to the sale or other transfer of such Pledged Collateral, together in each case with all rights under any agreements, articles or certificates of organization or otherwise pertaining to such rights;

(e)	all proceeds, products, renewals and substitutions of, and general intangibles related to, any and all of the foregoing Pledged Collateral (including the proceeds of any tort or other claims relating to any of the foregoing Pledged Collateral) and, to the extent not otherwise included, all payments under insurance or in connection with any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing Pledged Collateral; and

(f)	provided, however, that notwithstanding anything in this Agreement to the contrary, Pledgor shall not be obligated to pledge greater than 66% of the capital stock, or partnership, membership or other equity interests (however called) of any entity organized or domiciled outside of the United States of America where such greater pledge would (by itself) result in a deemed dividend to Pledgor under Section 956 of the Internal Revenue Code, as amended, or any similar successor section.

The inclusion of proceeds in this Agreement does not authorize Pledgor to sell, dispose of or otherwise use the Pledged Collateral in any manner not specifically authorized hereby.

1.2	Security for Obligations. This Agreement secures the payment and performance in full of all obligations and liabilities of the Borrower now or hereafter existing under the Loan Documents whether for principal, interest, fees, expenses or otherwise (all such obligations being the “Obligations”).

1.3	Delivery of Pledged Collateral. For the better perfection of the Bank’s rights in and to the Pledged Collateral, Pledgor shall deliver to the Bank, in form and substance satisfactory to the Bank, all certificates or instruments representing or evidencing the Pledged Collateral, accompanied by Pledgor’s endorsement or duly executed instruments of transfer or assignment in blank. To the extent that the Pledged Collateral has not already been transferred to the Bank in a manner sufficient to perfect the Bank’s security interest therein, Pledgor shall promptly deliver or cause to be delivered to the Bank all certificates or instruments evidencing the Pledged Collateral, together with duly executed stock powers or other appropriate assignments and endorsements. Upon the occurrence and during the continuation of an Event of Default, if requested by the Bank, Pledgor shall immediately cause such Pledged Collateral to be registered in the name of the Bank or such nominee or nominees of the Bank as the Bank shall direct. Upon the occurrence and during the continuation of an Event of Default, the Bank is hereby authorized: (i) to the extent permissible, to transfer to the account of the Bank any Pledged Collateral whether in the possession of, or registered in the name of, The Depository Trust Company (the “DTC”) or other clearing corporation or held otherwise; (ii) to transfer to the account of the Bank with any Federal Reserve Bank any Pledged Collateral held in book entry form with any such Federal Reserve Bank; and (iii) to exchange certificates representing or evidencing Pledged Collateral for certificates of smaller or larger denominations.

1.4	Amendments to Schedule I. Pledgor hereby authorizes the Bank to update and amend Schedule I hereto from time to time to reflect the delivery of Pledged Collateral hereunder; provided, however, that no error or omission by the Bank in connection with such amendment shall in any way limit or impair the effectiveness or priority of the Bank’s security interest in any Pledged Collateral.

1.5	Continuing Agreement. This Agreement shall create a continuing security interest in the Pledged Collateral in favor of the Bank and shall remain in full force and effect until payment in full of the Obligations. At such time that (a) all of the Obligations have been fully and finally paid in immediately available funds, and (b) the Bank has no further commitment to make any advance under the Loan Agreement, the security interest granted hereunder shall terminate and all rights to the Pledged Collateral shall revert to Pledgor. Upon such termination, Pledgor shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and the execution and delivery to Pledgor, at Pledgor’s expense, of such other documents (including UCC termination statements) as Pledgor shall reasonably request to evidence such termination.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Pledgor hereby represents and warrants to the Bank as follows:

2.1	Issuance, Etc. The Pledged Interests have been duly authorized and validly issued and are fully paid and non-assessable, and were issued, in all material respects, in compliance with all applicable securities laws.

2.2	Ownership and Liens. The Pledgor is the legal and beneficial owner of the Pledged Collateral, and has the full right and authority to pledge, transfer and assign all Pledged Collateral hereunder, free and clear of any lien except for the security interest created by this Agreement or as otherwise expressly permitted under the Loan Agreement.

2.3	Perfection. Upon (i) the execution and delivery by the Pledgors of this Agreement, (ii) the filing of one or more UCC financing statements naming Pledgor as “debtor”, naming the Bank as “secured party” and describing the Pledged Collateral, in the filing office of the Delaware Secretary of State, and (iii) in the case of Pledged Collateral consisting of certificated securities, delivery of the certificates representing such certificated securities to the Bank, duly endorsed or accompanied by duly executed instrument(s) of assignment or transfer in blank, the security interests in the Pledged Collateral granted to Bank will constitute a valid and perfected security interest in the Pledged Collateral, securing the payment of the Obligations. Pledgor hereby authorizes the Bank to file one or more financing statements covering the Pledged Collateral in form and substance satisfactory to the Bank and will pay the cost of filing the same in all public offices where filing is deemed by the Bank to be necessary or reasonably desirable. Pledgor promises to pay to the Bank all fees and expenses incurred in filing financing statements and any continuation statements or amendments thereto, which fees and expenses shall become a part of the Obligations.

2.4	No Authorization Required. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the pledge by each Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor or (b) for the exercise by the Bank of (x) the voting or other rights provided for in this Agreement or (y) the remedies in respect of the Pledged Collateral pursuant to this Agreement, except, in the case of this clause 2.4(b)(y), as may be required in connection with a disposition of such Pledged Collateral by laws affecting the offering and sale of securities generally.

2.5	Company Information Organization, Good Standing and Due Qualification.

(a)	Each Company is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and (iii) is duly qualified as a foreign company or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect.

(b)	Interests. As of the date hereof, Pledgor owns all of the equity interests set forth on Schedule I hereto, and each such interest represents 100% of each Company’s authorized and outstanding capital, equity interests and equity rights (including warrants).

(c)	Holdings and Transactions of Affiliates. Pledgor has no knowledge of any shares, warrants or options of any Company being currently held by any of the Pledgor’s affiliates other than as referenced in Section 2.5(b).

(d)	Operating Agreements. The Pledgor has furnished to the Bank a true and correct copy of the bylaws, partnership agreements, or other operating agreements, as the case may be, of each Company, together with all amendments thereto. Such bylaws, partnership agreements or other operating agreements, as the case may be, constitute the valid, binding and enforceable obligation of all parties thereto, set forth the entire agreement of the parties thereto with respect to the subject matter thereof, have not been further amended or modified (except as permitted under Section 3.5 hereof) and remain in full force and effect.

(e)	Certificate. No interest of the Pledgor in any Company is represented by a certificate of interest or similar instrument, except, such certificates or instruments (together with all necessary instruments of transfer or assignment, duly executed in blank) as have been delivered to the Bank or Bank’s designated bailee and are held in its possession.

2.6	Independent Evaluation. In executing and delivering this Agreement, Pledgor has, without reliance on the Bank or any information received from the Bank and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and any circumstances which may bear upon such transactions or the obligations and risks undertaken herein with respect to the Obligations and determined that this Agreement will benefit Pledgor.

2.7	Execution by the Bank. Pledgor acknowledges that execution, or the lack thereof, of this Agreement by the Bank shall in no way affect or impair the enforceability of this Agreement or any of its terms against any Pledgor, or affect any of the rights and remedies granted in favor of the Bank hereunder with respect to any Pledged Collateral.

ARTICLE III

COVENANTS

3.1	Further Assurances. Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Bank may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

3.2	Transfers and Other Liens. Pledgor agrees that it will not, unless expressly permitted under the Loan Agreement, (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien or transfer restriction upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement.

3.3	Actions Under Securities Laws. Pledgor agrees that it will not take any action (or fail to take any action) if the result of such action or failure to act is to create or otherwise cause any restriction under any state or federal securities laws on the ability of the Bank (or any designee, assignee or transferee of the Bank) to sell or otherwise transfer any of the Pledged Collateral upon or after a foreclosure or a transfer in lieu of foreclosure in respect of any of the Pledged Collateral, where such restriction did not exist before the action or inaction of Pledgor.

3.4	Regulatory Approvals. The parties hereto acknowledge their intent that, upon acceleration or maturity of the Obligations, the Bank shall receive, to the fullest extent permitted by applicable law and governmental policy, all rights necessary or desirable to obtain, use, sell or assign the Pledged Collateral, and to exercise all remedies available to the Bank hereunder and under applicable law. The parties hereto further acknowledge and agree that if changes in law or governmental policy occur subsequent to the date hereof that affect in any manner the Bank’s rights to access, use, assign or sell the Pledged Collateral, or the procedures necessary to enable such access, use, assignment or sale, the Bank and Pledgor shall amend this Agreement in such manner as the Bank shall reasonably request based upon advice of the Bank’s counsel (such request to be accompanied by reasonable evidence of such change in law or governmental policy which need not be in writing), in order to provide the Bank such rights to the greatest extent possible consistent with then applicable law and governmental policy.

3.5	No Amendment of Operating Agreements; Article 8 of UCC. Pledgor agrees that it will not enter into any amendment or supplement to, or modification or waiver of, any term or provision of the organizational documents of any Company, including any bylaws, partnership agreement or other operating agreement, as the case may be, that may adversely affect the rights or interest of the Bank hereunder, without the prior written approval of the Bank, or except as otherwise expressly permitted by the Loan Agreement. Pledgor will cause each Company, which has been organized under the laws of any jurisdiction within the United States, at all times to provide in its bylaws, partnership agreement or other operating agreement, as the case may be, that all equity interests in each Company are “financial assets” for purposes of, and as defined in, Article 8 of the UCC, and are not securities governed by Article 8 of the UCC, or otherwise “opt out” of Article 8 of the UCC.

ARTICLE IV

BANK AS ATTORNEY-IN-FACT

4.1	Bank Appointed Attorney-in-Fact. Pledgor hereby irrevocably appoints the Bank Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Bank’s reasonable discretion to take any action and to execute any instrument which the Bank may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, upon the occurrence and during the continuation of an Event of Default, to receive, indorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

4.2	Bank May Perform. If Pledgor fails to perform any agreement contained herein, the Bank may itself perform, or cause performance of, such agreement, and the expenses of the Bank incurred in connection therewith shall be payable by Pledgor under Section 6.2.

4.3	Reasonable Care. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Bank accords its own property, it being understood that the Bank shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Bank has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

ARTICLE V

DEFAULT

5.1	Voting Rights; Dividends; Etc.

(a)	So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Loan Agreement; provided, however, that Pledgor shall not exercise or refrain from exercising any such right if, in the Bank’s judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof, and provided further that Pledgor shall promptly notify the Bank in writing upon learning of the occurrence of any event which might or would cause termination and or dissolution of any Company.

(b)

So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to receive and retain cash dividends and other cash distributions paid in respect of the Pledged Collateral to the extent permitted by the Loan Agreement; provided, however, that any and all dividends and interest paid or payable other than in cash in respect of, and instruments and other property (other than cash) received, receivable or otherwise distributed in respect of, in conversion of, or in exchange for, any Pledged Collateral, shall be, and shall be forthwith (i) delivered to the

Bank to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Bank, be segregated from the other property or funds of Pledgor, and be forthwith delivered to the Bank as Pledged Collateral in the same form as so received (with any necessary indorsement) or (ii) deposited in accounts subject to control agreements satisfactory to Bank. All dividends and interest payments which are received by Pledgor contrary to the provisions of this Section 5.1(b) shall be received in trust for the benefit of the Bank and shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Bank as Pledged Collateral in the same form as so received (with any necessary indorsement).

(c)	Upon the occurrence and during the continuance of an Event of Default:

(i)	upon written notice from the Bank to the Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5.1(a) shall cease, and all such rights shall thereupon become vested in the Bank, who shall thereupon have the sole right to exercise such voting and other consensual rights;

(ii)	all rights of Pledgor to receive the dividends and other distributions that they may otherwise be authorized to receive and retain pursuant to Section 5.1(b) shall cease, and all such rights shall thereupon become vested in Bank who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and other distributions; and

(iii)	all dividends and other distributions that are received by Pledgor contrary to the provisions of paragraph (ii) of this Section 5(c) shall be received as Collateral in trust for the benefit of Bank, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Bank as Pledged Collateral in the same form as so received (with any necessary endorsements).

(d)	In order to permit Bank to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 5.1(c) and to receive all dividends and other distributions which it may be entitled to receive under Section 5.1(b) or Section 5.1(c), (i) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Bank all such proxies, dividend payment orders and other instruments as Bank may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Pledgor hereby grants to Bank an irrevocable proxy to vote the Pledged Interests and to exercise all other rights, powers, privileges and remedies to which Pledgor would be entitled (including, without limitation, giving or withholding written consents of holders of equity interests, calling special meetings of holders of equity interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Interests on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Interests or any officer or agent thereof) upon the occurrence of an Event of Default, and which proxy shall only terminate upon the earlier of (a) such date on which such Event of Default shall cease to be continuing, or (b) the payment and satisfaction in full of the Obligations.

5.2	Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a)	The Bank may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC in effect in the State of California at that time, and the Bank may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Bank may deem commercially reasonable. Pledgor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Bank shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)	Any cash held by the Bank as Pledged Collateral and all cash proceeds received by the Bank in respect of any sale or collection from or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Bank, be held by the Bank as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Bank pursuant to Section 6.2) in whole or in part by the Bank against, all or any part of the Obligations in such order as the Bank shall elect. Any surplus of such cash or cash proceeds held by the Bank and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whosoever may be lawfully entitled to receive such surplus.

(c)	If the Bank shall determine to exercise its right to sell all or any of the Pledged Collateral pursuant to this Section 5.2, Pledgor agrees that, upon the request of the Bank, Pledgor will, at its own expense, do or cause to be done all acts and things as may be necessary or reasonably requested by the Bank to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

ARTICLE VI

MISCELLANEOUS

6.1	Amendments, Etc. All amendments to this Agreement must be in writing and signed by both Bank and Pledgor. No waiver hereunder or consent to any departure herefrom shall be effective unless in writing and signed by the party granting the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.2	Expenses. Pledgor will upon demand pay to the Bank the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Bank may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (c) the exercise or enforcement of any of the rights of the Bank hereunder or (d) the failure by Pledgor to perform or observe any of the provisions hereof.

6.3	Notices. Notices by a party to the other party shall be given at the address or fax number on the signature page hereof, or such other address or fax number notified in writing by either such party to the other.

6.4	Loan Documents. This Agreement is a Loan Document and shall (a) be binding upon Pledgor, its successors and assigns, and (b) inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns. Without limiting the generality of the foregoing clause, the Bank may assign or otherwise transfer the Loan Documents, or grant participations therein, in accordance with the terms of the Loan Agreement.

6.5	Governing Law; Terms. This Agreement shall be governed by, and be construed in accordance with, the laws of the state of California without regard to principles of conflicts of law, except (a) as required by mandatory provisions of law and (b) to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Pledged Collateral, are governed by the laws of a jurisdiction other than the state of California.

6.6	Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PLEDGOR WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. PLEDGOR HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT PLEDGOR’S AGREEMENT TO WAIVE ITS RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, Pledgor agrees that any and all disputes or controversies of any nature between Pledgor and the Bank or any beneficiary of this Agreement arising at any time shall be decided by a reference to a private judge, mutually selected by Pledgor and the Bank (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and Pledgor hereby submits to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. Each party to the proceeding shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. Pledgor agrees that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Bank at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph.

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IN WITNESS WHEREOF, the Pledgor and the Bank have caused this Agreement to be duly executed and delivered by an officer thereunto duly authorized as of the date first above written.

PLEDGOR:	ADEPT TECHNOLOGY, INC.,
a Delaware corporation

	By:	/s/ Lisa Cummins
		Name:	Lisa Cummins
		Title:	CFO

Address for notices: 5960 Inglewood Drive Pleasanton, CA 94588 Attn: Lisa M. Cummins Fax: (925) 245-3510 Email: lisa.cummins@adept.com

ACCEPTED AND ACKNOWLEDGED BY:

BANK:	SILICON VALLEY BANK,

	By:	/s/ Rick Freeman
		Name:	Rick Freeman
		Title:	Relationship Manager

Address for notices:

Silicon Valley Bank 185 Berry Street
Lobby 1, Suite 3000
San Francisco, CA 94107
Attn: Rick Freeman
Fax: (415) 856-0810
Email: rfreeman@svb.com